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                    August 2, 2023

       Alisa A. Wood
       Co-Chief Executive Officer
       KKR Private Equity Conglomerate LLC
       30 Hudson Yards
       New York, NY 10001

                                                        Re: KKR Private Equity
Conglomerate LLC
                                                            Registration
Statement on Form 10-12G
                                                            Filed April 14,
2023
                                                            File No. 000-56540

       Dear Alisa A. Wood:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Finance
       cc:                                              Mark Brod, Esq.